Exhibit 99.1

Ursula M. Burns Chairman and Chief Executive Officer Xerox Corporation 45 Glover Avenue 6th Floor Norwalk, CT 06856-4505

December 12, 2016

Ashok Vemuri

Reference is made to that certain letter dated June 10, 2016 from Ursula Burns, Chairman and Chief Executive Officer of Xerox Corporation to you (“Offer Letter”) (copy attached as Exhibit 1), as well as that certain Amended and Restated Severance Letter Agreement Providing Certain Benefits Upon Termination of Employment Following a Change In Control dated July 1, 2016 between you and Xerox Corporation (“CoC Agreement”) (copy attached as Exhibit 2).

Due to certain circumstances that have arisen, as discussed with you, it is desirable to mutually amend both the Offer Letter and the CoC Agreement. In this regard, the following amendments are made:

(1)	In the Offer Letter, in the third full paragraph on page 2, the first sentence is deleted and replaced with the following: “In addition, you will receive a cash sign-on award of $1,725,000 with $500,000 payable within fifteen days of your start date and the balance paid on or before December 31, 2016”.

(2)	In the CoC Agreement, in Sections 1(c)(i) and (iii), the percentage “20%” is deleted and replaced with the percentage “50%”.

To evidence your concurrence with the foregoing amendments, and confirm you deem the CoC Agreement with this amendment to be in customary form for purposes of the Offer Letter, please sign below both copies of this letter amendment keeping one for your files and transmitting one back to me.

Sincerely,

/s/ Ursula M. Burns
Ursula Burns

cc:  Darrell Ford

I agree to the amendments contained herein.

/s/ Ashok Vemuri	12/12/2016

Ashok Vemuri	Date